STOCK PURCHASE AGREEMENT


                                      among


                         Nature's Fresh Northwest, Inc.


                         General Nutrition, Incorporated

                                       and



                             Wild Oats Markets, Inc.


                              Dated April 22, 1999

                                TABLE OF CONTENTS

1.    DEFINITIONS

2.    SALE AND TRANSFER OF SHARES

3. PURCHASE PRICE AND CLOSING
      3.1    Purchase Price
      3.2    Closing
      3.3    Closing Obligations

3.4      Earnout Increase in Purchase Price

4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER
      4.1     Authority; No Conflict
      4.2     Capitalization
      4.3     Financial Statements
      4.4     Books and Records
      4.5     Title to Properties;  Encumbrances
      4.6     Condition and Sufficiency of Assets
      4.7     Notes and Accounts Receivable
      4.8     Inventory
      4.9     No Undisclosed Liabilities
      4.10   Taxes
      4.11   No Adverse Change
      4.12   Employee Benefits
      4.13   Compliance with Legal Requirements, Governmental Authorization
      4.14   Legal Proceedings;  Orders
      4.15   Absence of Certain Changes and Events
      4.16   Contracts;  No Defaults
      4.17   Insurance
      4.18   Employees
      4.19   Labor Relations;  Compliance
      4.20   Intellectual Property
      4.21   Disclosure
      4.22     Brokers or Finders
      4.23     Environmental Matters
      4.24   Representations of the Shareholder

5.   REPRESENTATIONS AND WARRANTIES OF BUYER
      5.1     Organization and Good Standing
      5.2     Authority;  No Conflict
      5.3     Certain Proceedings
      5.4     Brokers or Finders

6.   COVENANTS OF THE COMPANY PRIOR TO CLOSING DATE
      6.1     Access and Investigation
      6.2     Operation of the Business of the Company
      6.3     Negative Covenant
      6.4     Required Approvals
      6.5     Notification
      6.6     Payment of Indebtedness by Related Persons
      6.7     No Negotiation
      6.8     Best Efforts

7.   COVENANTS OF BUYER PRIOR TO CLOSING DATE
      7.1     Approvals of Governmental Bodies
      7.2     Best Efforts
      7.3     Notification
      7.4     Release of Certain Guarantees

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8.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
      8.1     Accuracy of Representations
      8.2     The Company's and Shareholder's Performance
      8.3     Consents
      8.4     Additional Documents
      8.5     No Proceedings
      8.6     No Claim Regarding Stock Ownership or Sale Proceeds
      8.7     No Prohibition
      8.8     Real Estate Matters

9. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE 9.1 Accuracy of Representations 9.2 Buyer's Performance 9.3 Consents 9.4 Additional Documents 9.5 No Proceedings

10. TERMINATION
      10.1   Termination Events
      10.2   Effect of Termination

11. INDEMNIFICATION;  REMEDIES
      11.1   Survival
      11.2   Indemnification and Payment of Actual Damages by the Company
      11.3   Indemnification and Payment of Actual Damages by the Shareholder
      11.4   Indemnification and Payment of Actual Damages by Buyer
      11.5   Time Limitations
      11.6   Limitations on Amount - The Company, and the Shareholder
      11.7   Limitations on Amount - Buyer
      11.8   Right of Set-Off
      11.9   Procedure for Indemnification - Third Party Claims

12. GENERAL PROVISIONS
      12.1    Expenses
      12.2    Public Announcements
      12.3    Confidentiality
      12.4    Notices
      12.5    Arbitration, Resolution of Disputes
      12.6    Further Assurances
      12.7    Waiver
      12.8    Entire Agreement and Modifications
      12.9    Disclosure Exhibits
      12.10  Assignments, Successors, and No Third-Party Rights
      12.11  Severability
      12.12  Section Headings, Construction
      12.13  Time of Essence
      12.14  Governing Law
      12.15  Counterparts

ANCILLARY DOCUMENTS
      Trademark Assignment
      Non Competition Agreement
      First Amendment to Promissory Note

EXHIBITS
     1.1(a)         Senior Secured Multiple Advance Note
     1.1(b)         Security Documents
     1.1(c)         List of Stores
     3.3(a)(iv)     Non-Competition Agreement
     3.3(a)(vi)     Assignment of Intellectual Property Assets
     3.3(a)(vii)    Form of Amendment to Assumed Note
     3.4            Earnout Budget 4.1(c)Consent
     4.5            List of Real Property, Leaseholds, or Other Interests in
                    Real Property
     4.6            Condition and Sufficiency of Assets
     4.7            Accounts Receivable
     4.9            Liabilities and Obligations
     4.10           Taxes
     4.11           Liens, Encumbrances or Charges Against Assets or Properties
     4.12(a)        Pension, Profit Sharing or Other Employment Benefit Plans
     4.13           Compliance with Legal Requirements; Governmental
                    Authorization
     4.14           Legal Proceedings; Orders
     4.15           Absence of Certain Changes and Events
     4.16           Contracts
     4.17           Insurance
     4.18           Employee/Director Information as of April ____, 1999
     4.18(b)        Planned Termination of Key Personnel
     4.20(b)        Contracts Relating to Intellectual Property Assets
     4.20(c)        Marks
     4.21(c)        Material Adverse Affects
     4.23           Environmental
     4.24           Representations of Shareholder
     4.26           Year 2000 Compliance Plan
     5.2(b)         Consents
     6.3            Construction Budgets, Plans and Timetables of New Stores
     8.10           Liens

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made as of April 22, 1999, by and among Wild Oats Markets, Inc., a Delaware corporation ("Buyer"), Nature's Fresh Northwest, Inc., a Delaware corporation ("the Company"), and General Nutrition, Incorporated (the "Shareholder").

                                    RECITALS

         The Shareholder desires to sell and Buyer desires to purchase all of the issued and outstanding shares (the "Stock") of capital stock of the Company for the consideration and on the terms set forth in this Agreement.

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Actual Damages" - Any loss, liability, claim, damage or expense on a dollar for dollar basis for the monetary loss actually incurred by such party arising directly or indirectly and whether or not involving a third party claim including the cost of investigation and defense and reasonable attorney fees, but excluding loss of profit, incidental and consequential damages and diminution of value.

"Applicable Contract" - any Contract identified or required to be identified in
Exhibit 4.16.

"Assumed Note" - the outstanding Senior Secured Multiple Advance Note dated February 1, 1997 from the Company to the Shareholder in the principal amount of $17,000,000, as secured by the Security Documents. The Assumed Note bears interest at an annual rate equal to the Shareholder's blended borrowing rate plus one-eighth of 1% per annum (at Closing Shareholder's blended rate is as set forth on a certificate from the Shareholder) and is adjustable quarterly as the Shareholder's borrowing rate adjusts.

"Best Efforts" - the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person under this Agreement and the Contemplated Transactions.

"Breach" - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy or omission in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, occurrence, or circumstance.

"Company" - the Company and its predecessor in interest.

"Consent" - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions" - all of the transactions contemplated by this Agreement, including:

         (a)  the sale of the stock by the Shareholder to the Buyer;
         (b) the performance by Buyer, Shareholder, and the Company of their respective covenants and obligations under this Agreement.

"Contract" - any oral or written agreement, contract, obligation, promise, or undertaking (whether express or implied) entered into by the Company or Shareholder on behalf of the Company.

"Encumbrance" - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Facilities" - any real property, leaseholds, or other interests currently owned or operated by the Company and any buildings, plants, structures, fixtures or equipment (including motor vehicles, tank cars, and rolling stock) currently owned by the Company.

"GAAP" - generally accepted accounting principles as that term is used in the United States, applied on a basis consistent with the basis on which the Balance Sheet and other financial statements referred to in Section 4.3 were prepared.

"Governmental Body" - any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d)  multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

"Intellectual Property Assets" - those assets defined in Section 4.20 below.

"IRC" - the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person or, as to the Company, the general manager thereof, or at any time had, Knowledge of such fact or other matter.

"Legal Requirement" - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Occupational Safety and Health Law" - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

         (b) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), Shareholder or any Governmental Authority in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business of such Person.

Ordinary Course of Business shall not include execution of loan agreements in excess of $10,000 or the closure of Stores comprising any part of the Company's operations.

"Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Representative" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act" - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Security Documents" - means the Security Agreement, the Trust Deed, Assignment of Rents, and Fixture Filing on the real property underlying the Lake Oswego Store and the two Leasehold Trust Deeds, Assignments of Rent and Fixture Filings, copies of which are attached hereto as Exhibit 1.1(b), each of which is dated February 1, 1997, and each securing the Senior Secured Multiple Advance Note attached hereto as Exhibit 1.1(a).

"Shares" - all of the issued and outstanding stock of the Company.

"Stores" - the Company's current operating grocery stores, proposed sites and relocations, offices, kitchens, warehouse or commissary operations as listed on
Exhibit 1.1(c) attached hereto.

"Tax" - any tax (including any income tax, franchise, capital stock, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax, and any federal, state or local payroll or withholding taxes, FICA, FUTA or
SUTA), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

"Tax Return" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threatened" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made or any notice has been given, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.       SALE AND TRANSFER OF SHARES

On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Shareholder, and the Shareholder agrees to sell to the Buyer, all of the issued and outstanding Shares of the Company for the consideration specified in Section 3 below.

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

3.       PURCHASE PRICE AND CLOSING

3.1      PURCHASE PRICE

Subject to the terms and conditions hereof, the Buyer agrees to pay the Shareholder at the Closing $40,000,000 (the "Purchase Price) by payment of $40,000,000 by wire transfer on June 1, 1999 to the account specified by the Shareholder. At Closing, Buyer shall assume all liabilities of the Company (except as set forth herein), including the obligations under the Assumed Note and Security Documents. The Shareholder and Buyer agree that at Closing, the parties shall amend the terms of the Assumed Note and Security Documents to (i) delete the payment-on-demand provisions thereof and substitute therefor an 18-month term and (ii) provide that (A) 20% of the principal balance outstanding on the Assumed Note shall be payable on or before one year following the date of Closing, together with any unpaid and accrued interest thereon, and (B) the remainder of the principal balance of the Assumed Note, together with any interest accrued thereon, shall be payable on or before 18 months following the date of Closing .

3.2  CLOSING

The closing on the Contemplated Transactions (the "Closing") provided for in this Agreement will take place in Portland, Oregon at the offices of the Company at 9:00 a.m. (local time) on the later of (i) May 29, 1999 or (ii) the date that is two business days following the termination of the applicable waiting period or any extended investigative period under the HSR Act, or at such other time and place as the parties may agree. Subject to the provisions of Section 10, failure to consummate the Contemplated Transactions provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 3.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

3.3  CLOSING OBLIGATIONS

At the Closing:

         (a)  The Shareholder will deliver to Buyer:

                  (i) certificates representing the Shares endorsed/assigned to Buyer and with a duly executed stock power;

                  (ii) a certificate executed by the Company representing and warranting to Buyer that each of the Company's representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date; and

                  (iii) a certificate executed by the Shareholder representing and warranting to Buyer that each of the Shareholder representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date; and

                  (iv) a Non-Competition Agreement in the form of Exhibit 3.3(a)(iv) attached hereto;

                  (v) an opinion of counsel for each of the Company and the Shareholder in form satisfactory to Buyer that (A) the Agreement constitutes the valid and binding obligation of the Company and of the Shareholder, enforceable in accordance with its terms, (B) the Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and (C) the transfer of the Shares as contemplated is in accordance with the Securities Act.

                  (vi) an assignment (if not previously or concurrently made to the Company), in the form of Exhibit 3.3(a)(vi) attached hereto, by General Nutrition Investment Company, a Delaware corporation, of the Intellectual Property Assets;

                  (vii) an amendment to the Assumed Note in substantially the form of Exhibit 3.3(a)(vii) attached hereto; and

                  (viii) a letter of resignation, effective immediately, from certain officers and directors of the Company identified by Buyer.

         (b) At Closing, Buyer will deliver to the Shareholder (i) a certificate executed by Buyer representing and warranting that each of Buyer's representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date; (ii) irrevocable wire transfer instructions for the wire transfer of the Purchase Price on June 1, 1999; (iii) the amendment to the Assumed Note in the form of Exhibit 3.3(a)(vii) hereto, and (iv) the NonCompetition Agreement in the form of Exhibit 3.3(a)(iv) hereto.

3.4      EARNOUT INCREASE TO PURCHASE PRICE

         (a) The aggregate value of the Purchase Price shall be increased by an additional $1,000,000 if Gross Sales for the Stores, as defined below, including the New Stores (as defined in Section 4.9(b) below) for the one-year period commencing on the first day of the first accounting period subsequent to the opening of the later to open of the New Stores exceed in the aggregate the amount set forth on the budget attached as Exhibit 3.4. Exhibit 3.4 shall be revised and attached to this Agreement (which budget shall be consistent with documentation previously provided to Buyer)within 5 days following execution hereof to reflect current estimated opening dates for the New Stores.

         (b) The incremental increase in Purchase Price (if any) will be due and payable in immediately available funds within 60 days following the close of the one-year period described in Section 3.4(a) above.

         (c) The gross sales calculation and net adjustments shall be made consistent with the Company's practice prior to the Closing Date and reported to the Shareholder each accounting period. The Shareholder shall have the right to audit the gross sales calculations for the Stores in the event the earnout increase is not achieved as reported.

         (d) "Gross Sales" means the total retail sales from all business conducted upon or from the Stores, including but not limited to all goods, wares and merchandise sold and services rendered in or from the Stores by Buyer, its subtenants, licensees and concessionaires, and whether such sales of goods, services, etc. be evidenced by check, credit, charge account, exchange or otherwise, and shall further include, but not be limited to, the amount of all orders taken or received at the Stores, whether such orders be filled from the Stores or elsewhere. Each sale upon installment or credit shall be treated as a sale for the full price at the time such sale is made.

Gross Sales shall not include: Sales of merchandise subsequently returned for refund or credit and sales of fixtures, equipment and other property which is not stock in trade.

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

4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

The Company and Shareholder each represent and warrant to Buyer as follows:

4.1      AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of the Company and the Shareholder, enforceable against the Company and the Shareholder in accordance with its terms.

         (b) Except as set forth in Exhibit 4.1(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Certificate of Incorporation or Bylaws of the Company, or (B) any resolution adopted by the board of directors of the Company or the Shareholders of the Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or, to the Company's Knowledge, or any of the assets owned or used by the Company, may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; or

                  (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract.

                  (v) result in the imposition of any lien or encumbrance on any of the assets of the Company;

                  (vi) cause Buyer to become liable for the payment of any municipal or state tax arising from the transfer of the Shares.

         (c) Except as set forth in Exhibit 4.1(c), neither the Company nor the Shareholder is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance or any of the Contemplated Transactions.

         (d) The Company has no subsidiaries, nor is the Company a partner, member, joint venturer or shareholder of any other entity.

4.2      CAPITALIZATION

The authorized equity securities of the Company consist of 1,000 shares of common stock, without par value, of which 100 shares are issued and outstanding and constitute all of the capital stock of the Company. The Shareholder is and will be on the Closing Date the record and beneficial owner of the Shares, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale, or transfer of the Shares or any equity securities or other securities of the Company. All of the Shares are fully paid and non-assessable.

4.3      FINANCIAL STATEMENTS

         (a) The Company has delivered to Buyer: (a) balance sheets of the Company as of February 6, 1999 and April 3, 1999, and the related statements of income (the April 3, 1999 balance sheet, including the notes thereto, referred to herein as the "Balance Sheet"). Such financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in retained earnings, and cash flow of the Company as at the date referred to in such financial statements, all in accordance with GAAP. The financial statement referred to in this Section 4.3 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

4.4      BOOKS AND RECORDS

The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, for a privately held company of similar size. The minute books of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the Shareholder, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such Shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

4.5      TITLE TO PROPERTIES; ENCUMBRANCES

         (a) Exhibit 4.5 contains a complete and accurate list of all real property, leaseholds, or other interests in real property owned by the Company or for which the Company is obligated. The Company has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Company and relating to such property or interests. The Company owns (with good and marketable title, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) located in the Stores or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet, except (i) as otherwise disclosed on
Exhibit 4.5, which includes a list of (A) assets held under capitalized or operating leases and (B) personal property sold since the date of the Balance Sheet in the Ordinary Course of Business, and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice).

         (b) Except as set forth on Exhibit 4.5 hereof, all properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (i) liens for current taxes not yet due, and (ii) with respect to real property, (A) minor exception to title, if any, none of which is substantial in amount, materially detracts from the value or impairs in Buyer's determination, or the use of the property subject thereto, or impairs the operations of the Company, (B) zoning laws and other land use restrictions and (C) other such use restrictions set forth in the real estate leases that do not impair the present or anticipated use of the property subject thereto.

         (c) Except as set forth on Exhibit 4.5, all buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         (d) At or prior to Closing, the Shareholder shall record the: (i) Trust Deed, Assignment of Rents, and Fixture Filing previously executed by the Company and securing the Assumed Note with an interest in the real property owned by the Company at Lake Oswego, 17711 Jean Road, Lake Oswego, Oregon; (ii) Leasehold Trust Deed, Assignment of Rent and Fixture Filing previously executed by the Company and securing the Assumed Note with an interest in the property owned by the Company at Laurelhurst, 2825 North East Burnside, Portland, Oregon, (iii) Leasehold Trust Deed, Assignment of Rent and Fixture Filing previously executed by the Company and securing the Assumed Note with an interest in the property owned by the Company at Fremont, 3235 North East 15th Avenue, Portland, Oregon.

4.6      CONDITION AND SUFFICIENCY OF ASSETS

Except as set forth on Exhibit 4.6, the buildings, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, structures, and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

4.7      NOTES AND ACCOUNTS RECEIVABLE

All notes receivable and accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations and unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date, current and collectible net of the respective reserves shown on the Balance Sheet or the Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable either has been collected or will be collectable in full, without any set-off in due course. If such accounts receivable are carried as credits for product returns then such amounts need not be collected prior to Closing. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Exhibit 4.7 contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.

4.8      INVENTORY

All inventory of the Company, whether or not reflected in the Balance Sheet consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which in the aggregate comprise less than 1% of the current aggregate inventory value and all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. The inventory reflected on the Balance Sheet is reflected at cost, based on actual inventory in the Stores determined by periodic physical counts in accordance with normal industry practices. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company. All supplies used in the operation of the Company are valued as inventory on the Company's financial statements. No liens or encumbrances exist on any of the inventory.

4.9      NO UNDISCLOSED LIABILITIES; LIABILITIES AS OF CLOSING

         (a) Except as set forth in Exhibit 4.9, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof, all of which are reflected on the interim financial statements provided by the Company.


         (b) As of the Closing Date, the Shareholder shall reimburse the Company for the unpaid costs of design, construction, materials, permitting or other costs identified in Section 6.3(b) below relating to the Laurelhurst and relocated Fremont Stores (the "New Stores'), whether arising prior to or after the Closing Date; however, the Buyer shall assume all liabilities and responsibilities for the Gresham Store. As of Closing, the Company's liabilities shall be as set forth on the balance sheet as of the Closing Date, which is to be prepared by the parties and attached hereto as Exhibit 4.9(b) (the "Closing Balance Sheet") within 5 days following the Closing Date. As of the Closing Date the total outstanding liabilities of the Company (the "Liabilities"), for which the Company is responsible with the exception of the Assumed Note and certain excluded payables for the New Stores as identified in Section 6.3 below, as reflected on the Closing Balance Sheet, shall not exceed $4,000,000. In the event the Liabilities reflected on the Closing Balance Sheet exceed $4,000,000, the parties shall, upon completion of the Closing Balance Sheet, execute an amendment to the Assumed Note to reduce the Assumed Note principal balance by the difference between the calculated amount of the Liabilities and $4,000,000.

         (c) On the Closing Date, the parties shall take an inventory of all usable and saleable, not out of code or damaged merchandise sold in the Stores (including any New Store open as of the Closing Date)(the "Merchandise") using the inventory methods that were used to value the Merchandise as shown on the April 3, 1999 Balance Sheet. On the night prior to the opening of each New Store that opens after the Closing Date, the parties shall take an inventory of the Merchandise in such Store. The cost of the independent inventory service retained to assist in the inventories shall be split between the parties. Upon opening of the final New Store, the amount of Merchandise located in that Store will be added to the Merchandise value on the Closing Balance Sheet, together with the value of the Merchandise of any New Store opened after the Closing Date. The sum of these amounts shall equal or exceed $4,850,000. In the event the sum is less than $4,850,000, the parties shall execute an amendment to the Assumed Note under which the principal balance of the Assumed Note will be reduced by the amount of the difference.

4.10     TAXES

         (a) The Company has timely filed or caused to be timely filed, all tax returns that are or were required to be filed by it pursuant to applicable Legal Requirements. The Company has timely paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those tax returns. No Taxes are being contested at this time by the Company or the Shareholder. The Shareholder shall pay on a timely basis, as such become due, all Taxes that are or may become due and payable and arise from the operation of the Company or the Stores prior to the Closing Date. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any assets or property held by or to be acquired by the Company.

         (b) The United States federal income tax returns have been audited and closed through the year ending August 17, 1996. Returns for all periods through 1997 during which the Shareholder owned the Shares are currently being audited. All state income tax returns and IRS Revenue Agents' Reports have been filed and at Closing no states have requested any additional information. Exhibit 4.10 contains a listing of all audits currently in progress at the time of Closing. The Shareholder shall provide the Company with information regarding the results of the current audits. Exhibit 4.10 describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since 1986 where the adjustments were directly related to the operations of the Company, and the resulting deficiencies proposed by the IRS.

         (c) All charges, accruals, and reserves with respect to Taxes arising from the operation of the Company prior to the Closing will be the responsibility of and paid by, accrued by or reserved by the Shareholder. If any audits take place after the Closing Date and relate to returns filed prior to the Closing Date or for periods prior to the Closing Date, Shareholder shall respond to such audits. Any adjustments or deficiencies determined by the auditing agency shall be paid by the Shareholder. The Shareholder agrees to notify the Buyer as to the progress and results of any such audit.

         (d) The Shareholder will timely file short period federal and state tax returns as part of its consolidated group, for the period up to and including the Closing Date. The Shareholder shall timely pay all Taxes determined to be due from the operations of the Company through that date. The Shareholder shall provide a copy of all necessary work papers and carryover schedules to complete Buyer's tax return for that portion of 1999 following the Closing Date, and shall advise Buyer if any changes were made to Shareholder's tax returns relating to the Company's operations for those periods in which the Shareholder owned the Shares.

         (e) The Shareholder acknowledges that Buyer will be required to prepare audited financial statements for the past year of operation of the Company as part of its securities filings relating to the Contemplated Transactions. The Shareholder agrees to cooperate with and assist Buyer in obtaining the information necessary to prepare such audited financial statements.

4.11     ADVERSE CHANGE

There have been no material adverse events or changes since the Balance Sheet in the financial condition, assets, liabilities, properties or business of the Company or in its title to any of its assets or properties, or any material transaction except in the ordinary course of business, except as disclosed on the attached schedules. Since the date of the Balance Sheet, the Company has not
(a) issued or sold any stock, notes, or other corporate securities or options to purchase securities or entered into an agreement for any such sale, (b) incurred any damage or destruction whether covered by insurance or not and materially affecting its properties, (c) incurred any material indebtedness, obligation or liability (absolute or contingent), other than current liabilities in the Ordinary Course of Business, (d) suffered any material adverse change in relationship with any key supplier, officers, key employees, independent contractors, customers or contract parties, (e) sold, assigned or transferred any trademarks, trade names, copyrights, licenses, franchises or other intangible assets or sold, leased, transferred, released or abandoned any of its tangible or intangible assets, other than in the ordinary course of business,
(f) mortgaged, pledged or suffered any liens, encumbrances or charges against its assets or properties, except as listed on Exhibit 4.11 hereto and the Security Documents referenced in Section 4.5(d) above, (g) waived any rights of a material value or canceled any debts or claims owed, (h) amended or terminated any Contract that may individually or in the aggregate materially effect the Company's business, (i) made any change in the compensation paid to employees, other than increases based on merit and in the ordinary course, (j) adopted any resolution or taken any other action with respect to dissolution, winding up or liquidation of the Company, no such resolution has been proposed, and there is no proceeding or other action pending or to the knowledge of the Company or Shareholder, threatened, proposed or contemplated by any court, agency or group of the Company's or Shareholder's creditors, or (k) to the best of Shareholder's or the Company's knowledge, suffered any other event or condition materially adversely affecting the Company, its properties, assets, operations or business.

4.12     EMPLOYEE BENEFITS

         (a) The Company is not a party to and does not maintain or contribute to any pension, profit sharing or other employee benefit plans, as defined in section 3(3) of the ERISA, except as listed on Exhibit 4.12(a). Except as set forth on Exhibit 4.12 (a) each plan listed on Exhibit 4.12(a) is in compliance, and has been in compliance, with all applicable requirements of law including the provisions of ERISA and the IRC, and no liability has been incurred by the Company with respect to any such plan which, singly or in the aggregate, may have an adverse effect on the Company's business, financial condition, results of operation or prospects. Except as listed on Exhibit 4.12(a) the Company does not maintain or contribute to any form of plan or agreement with any of its employees, officers, directors, agents or representatives providing for present or future employee benefits or deferred compensation of any nature whatsoever, or stock options, stock purchases, unemployment compensation plan, vacation pay, severance pay, bonus or benefit agreement, insurance or hospitalization program or other fringe benefit arrangement, whether pursuant to contract, arrangement, custom or informal understanding, whether or not such plan, arrangement or agreement an "employee benefit plan" (as defined in section 3(3) of ERISA). The Company is not a party to any employment agreement not terminable on thirty (30) days' or less written notice, without further liability.

         (b) The Company will make all contributions to employee benefit plans listed on Exhibit 4.12(a) for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing
Date) no later than the day before the Closing Date in accordance with past practice. Neither the Company nor any of its directors, officers, employees or any other "fiduciary", as that term is defined in section 3(21) of ERISA of section 4975 of the IRC, or committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to any employee benefit plan listed on Exhibit 4.12 (a) which would subject the Company or Buyer or any of their respective directors, officers or employees to liability under ERISA or any applicable law. None of the assets of any employee benefit plan are invested in any employer security (as defined in ERISA Section 407(d)(1) or employer real property (as defined in ERISA Section 407(d)(2)).

         (c) Neither the Company nor any member of the Controlled Group has ever maintained, contributed to, or been obligated to contribute to any plan that is subject to Title IV of ERISA or the minimum funding requirements of IRC section
412. Neither the Company nor any member of the Controlled Group has ever contributed to, been obligated to contribute to, or incurred any liability (whether primary or secondary) to a multiemployer plan (as such term is defined in ERISA Section 3(37)). "Controlled Group" shall mean a controlled or affiliated group within the meaning of IRC sections 414(b), (c), (m), or (o) of which the Company (or a predecessor of the Company, including any entity that merged into the Company) is or has ever been a member.

         (d) The Company does not maintain or contribute to any plan that provides retiree medical or retiree life insurance benefits to any person and is not contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of ERISA sections 601 through 608 and Code section 4980B ("COBRA"). The Company has no liability for post retirement welfare benefits, except for COBRA continuation coverage.

         (e) No payment made pursuant to the Company's compensation arrangements and no payments resulting from the consummation of the Contemplated Transactions Agreement will constitute an excess parachute payment as defined in Code section 280G.

         (f) None of the transactions contemplated by this Agreement is a "prohibited transaction", as such term is defined in ERISA section 406 of ERISA or in IRC section 4975.

         (g) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any employee benefit plans or the assets of such plans, and no facts exist that could give rise to any such actions, suits or claims. Except as set forth in Exhibit 4.12 (a), there have been no acts or omission by the Company that have given rise to or may give rise to penalties, Taxes or related charges under sections 502(c), 502(i) or 4071 of ERISA or chapter 43 of the IRC for which the Company may be liable.

         (h) Except as set forth in Exhibit 4.12 (a), all group health plans of the Company (and any predecessor of the Company including any entity that merged into the Company) (including any plans of current and former affiliates of the Company that must be taken into account under section 162(i) of the IRC or section 601 of ERISA) have been operated in compliance with the group health plan continuation coverage requirements of section 4980B of the IRC and section 601 of ERISA.

         (i) The Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees without liability to the Company.

         (j) Except as set forth in Exhibit 4.12 (a), the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

4.13     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATION

         (a) Except as set forth in Exhibit 4.13 and where noncompliance has been corrected, as indicated on Exhibit 4.13:

                  (i) the Company is, and at all times since January 1, 1998 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) the Company has not received, at any time since January 1, 1998, any notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Exhibit 4.13 contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Exhibit 4.13 is valid and in full force and effect. Except as set forth in Exhibit 4.13:

                  (i) the Company is, and at all times since January 1, 1998 has been, in full compliance or such noncompliance has been corrected with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Exhibit 4.13;

                  (ii) no circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Exhibit
         4.13 or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Exhibit 4.13;

                  (iii) the Company has not received, at any time since January 1, 1998, any notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iv) all applications required to have been filed and all fees required to be paid for the renewal of the Governmental Authorizations listed or required to be listed in Exhibit 4.13 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Exhibit 4.13 collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

4.14     LEGAL PROCEEDINGS; ORDERS

         (a) Except as set forth in Exhibit 4.14, there is no pending or, to the knowledge of the Shareholder or Company, Threatened Proceeding:

                  (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                  (ii) that arises from an alleged breach by the Company or Shareholder of any Contract;

                  (iii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Company,
         (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

The Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Exhibit 4.14. If decisions adverse to the Company are rendered in all of the Proceedings, the Proceedings listed in Exhibit 4.14 will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

         (b) Except as set forth in Exhibit 4.14:

                  (i) there is no Order to which the Company, or any of the assets or Stores owned or used by the Company, is subject; and

                  (ii) to the Knowledge of the Company or the Shareholder, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

         (c) Except as set forth in Exhibit 4.14:

                  (i) the Company is, and at all times, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets or Stores owned or used by it, is or has been subject;

                  (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                  (iii) neither the Shareholder nor the Company has received any notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

4.15     ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Exhibit 4.15, since April 3, 1999, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

         (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; repurchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b) amendment to the Certificate of Incorporation or Bylaws of the Company;

         (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

         (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, in excess of $5,000 or materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole, or of any Store;

         (f) entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $2,000 or not in the Ordinary Course of Business, other than termination of a lease for the closed Store located at 5903 SW Corbett Street, Portland, Oregon (the "Corbett Store"), or the payment of certain deferred maintenance costs for the Corbett Store;

         (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $5,000;

         (i)      material change in the accounting methods used by the Company;
or

         (j) agreement, whether oral or written, by the Company or Shareholder to do any of the foregoing.

4.16     CONTRACTS; NO DEFAULTS

         (a) Exhibit 4.16 contains a complete and accurate list, and the Company has delivered to Buyer true and complete copies all written contracts and provided detailed summaries of oral (as such are known to the General Manager of the Company) agreements, of:

                  (i) each Contract that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $2,000; unless such contract is cancelable by the Company with not more than 90 days notice and the amount or value of the services to be performed or of the goods or materials to be delivered by or to the Company within such 90 day period would not exceed $2,000;

                  (ii) each Contract that was not entered into in the Ordinary Course of Business or that involves expenditures or receipts of the Company in excess of $2,000;

                  (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $2,000 and with terms of less than one year);

                  (iv) each licensing agreement or other Contract (except for commonly available software programs with a value of less than $2,000) with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

                  (v) each joint venture, partnership, and other Contract to or with any labor union or other employee representative of a group of employees;

                  (vi) each Contract containing covenants that in any way purport to restrict the business activity of the Company, the parties with whom it contracts or limit the freedom of the Company to engage in any line of business or to compete with any Person or that purport to grant an option to any Person to acquire any of the assets of the Company or Shares of the Company;

                  (vii) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (viii) each power of attorney that is currently effective and outstanding;

                  (ix) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                  (x) each Contract for capital expenditures in excess of $25,000;

                  (xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance of any Person extended by the Company other than in the Ordinary Course of Business;

                  (xii) each amendment, supplement, and modification in respect of any of the foregoing; and

                  (xiii) each Contract for the removal of hazardous wastes or materials, as defined under Legal Requirements or for its disposal.

         (b) Except as set forth in Exhibit 4.16: to the Knowledge of the Shareholder and the Company, no officer, director or employee, of the Company is bound by any Contract that purports to limit the ability of such officer, director or employee, to (i) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (ii) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) Except as set forth in Exhibit 4.16, each Applicable Contract is in full force and effect and is valid and enforceable in accordance with its terms.

         (d)      Except as set forth in Exhibit 4.16:

                  (i) the Company is, and at all times since January 1, 1998 has been, in full compliance with all material applicable terms and requirements of each Applicable Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                  (ii) to the best of the Company's Knowledge each other Person that has or had any obligation or liability under any Applicable Contract under which the Company has or had any rights is, and at all times since January 1, 1998 has been, in full compliance with all material applicable terms and requirements of such Contract;

                  (iii) no event has occurred or circumstance exists since January 1, 1998 that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of by the Company or other Person, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) the Company has not given to or received from any other Person, at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract by the Company where such breach was not subsequently cured or Proceedings commenced.

         (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, no such Person has made written demand to the Company for such renegotiation.

         (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement by the Company.

4.17     INSURANCE

         (a)      The Company has delivered to Buyer:

                  (i) true and complete copies of all policies of insurance, including policies for workers compensation insurance, to which the Company is a party or under which the Company is or has been covered at any time within the three years preceding the date of this Agreement; and

                  (ii) true and complete copies of all pending applications for policies of insurance.

         (b)      Exhibit 4.17 describes:

                  (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

                  (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                  (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) The Company has delivered to Buyer for the current policy year and each of the two preceding policy years:

                  (i)      a summary of the loss experience under each policy;

                  (ii) a statement describing each claim under an insurance policy for an amount in excess of $25,000, which sets forth:

                           (A)      the name of the claimant;

                           (B) a description of the policy by insurer, type of
insurance, and period of coverage; and

                           (C)      the amount and a brief description of the
claim; and

                  (iii) a statement describing the loss experience for all claims that were self-insured including the number and aggregate cost of such claims, or for claims where insurance coverage was denied.

         (d)      Except as set forth on Exhibit 4.17:

                  (i) All policies to which the Company is a party or that provide coverage to the Company:

                           (A)      are valid, outstanding, and enforceable;

                           (B) taken together are believed by the Company to
                  provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company and for all risks to which the Company is normally exposed ;

                           (C) are sufficient for compliance with all Legal
                  Requirements and Contracts to which the Company is a party or by which it is bound;

                           (D) will continue in full force and effect following
                  the consummation of the Contemplated Transactions until terminated in accordance with their terms; and

                           (E) except for the Company's worker's compensation
                  insurance, do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company.

                  (ii) The Company has not, since the Balance Sheet Date, received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any current or past policy is not willing or able to perform its obligations thereunder.

                  (iii) The Company has paid all premiums when due, and has otherwise performed all of its respective obligations, under each policy to which any Company is a party or that provides coverage to the Company or director thereof.

                  (iv) The Company has given notice to each current or past insurer of all claims that may be insured thereby to the extent that such claims are known to the Company.

4.18     EMPLOYEES

         (a) Exhibit 4.18 contains a complete and accurate list, as of April 22, 1999, of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; vacation accrued; service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

         (b) To the Company's knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business. Except as indicated on Exhibit 4.18(b), to the Company's Knowledge, no officer, or other key employee of the Company intends to terminate his employment with the Company. No employee of the Company is a party to an employment agreement with the Company which may (A) limit the Company's ability to terminate the employee at will, (B) require the Company to pay any severance or other amounts on a termination of employment, whether for cause or otherwise, other than for work performed to the date of termination and accrued benefits to which the employee is entitled under Company policy and applicable Legal Requirements.

         (c) Exhibit 4.18 also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         (d) As of the Closing Date, the Company or the Shareholder shall have
(i) paid all wages, including overtime wages, due to any employee of the Company for work performed by the employee prior to the Closing Date; (ii) made all applicable withholdings and timely payment of payroll taxes, FICA, FUTA, SUTA and other taxes derived from the payment of wages to employees, or collected all such amounts in reserve for timely payment when due by the Company. All taxes collected but not yet paid shall be in the possession of the Company as of the date of Closing and shall be shown on the books of the Company as of the date of closing as a tax liability accrual.

4.19     LABOR RELATIONS; COMPLIANCE

The Company is not a party to any collective bargaining or other labor Contract. Since January 1, 1998, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lock-out of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, classification of exempt and non-exempt status, nondiscrimination, immigration, wages, including overtime wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing and all other legal requirements, the failure to comply with which may result in liability to or adverse impact on the Company or its operations. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

4.20     INTELLECTUAL PROPERTY

         (a) Intellectual Property Assets - The term "Intellectual Property Assets" includes: the Company's name, all fictional business names, trade names, registered and unregistered trademarks, service marks, applications (collectively, "Marks");

         (b) Agreements - Exhibit 4.20(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $2,000 under which the Company is the licensee. There are no outstanding and, to the Company's and Shareholders' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

         (c)      Trademarks

                  (i) Exhibit 4.20(c) contains a complete and accurate list and summary description of all Marks.

                  (ii) No Mark has been or is now involved in any opposition, or invalidation, or cancellation and, to the Company's Knowledge, no such action is Threatened with the respect to any of the Marks.

                  (iii) To the Company's Knowledge, there is no potentially interfering registered trademark or trademark application of any third party.

                  (iv) To the Company's Knowledge, no Mark is infringed or, has been challenged or threatened in any way. None of the Marks used by the Company to the Company's Knowledge infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

4.21     DISCLOSURE

         (a) No representation or warranty of the Company or the Shareholder in this Agreement and no statement in the Exhibits omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given pursuant to Section 6.5 will have contained any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) Except as set forth in Exhibit 4.21 (c) there is no fact known to the Company or Shareholder that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects or, is known to materially threaten, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Exhibits.

4.22     BROKERS OR FINDERS

Neither the Company nor the Shareholder nor their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, and will indemnify and hold Buyer harmless from any such payments alleged to be due by or through the Company or Shareholder as a result of the action of the Company, Shareholders or their officers or agents.

4.23     ENVIRONMENTAL MATTERS

         (a)      For the purposes of Section 4.23

                           (i) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the person making the representation, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                           (ii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions. discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                           (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, asbestos, petroleum and petroleum products.

         (b) Company is in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to the possession by Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth in Exhibit 4.23, Company has not received any written communication, from a governmental authority that alleges that Company is not in such full compliance and, to the best of Company's knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. All permits and other governmental authorizations currently held by Company pursuant to the Environmental Laws are identified in Exhibit 4.23.

         (c) Except as set forth in Exhibit 4.23 there is no Environmental Claim pending or, to the best of Company's or Shareholder's knowledge, Threatened against Company or, to the best of Company's or Shareholder's knowledge, against any person or entity whose liability for any Environmental Claim Company has or may have retained or assumed either contractually or by operation of law.

         (d) Except as set forth in Exhibit 4.23 to the best of Company's or Shareholder's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would form the basis of any Environmental Claim against Company or against any person or entity contractually or by operation of law.

         (e) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where Company has stored, disposed of or, to the Company's Knowledge, arranged for the disposal of, Materials of Environmental Concern are identified in Exhibit 4.23, (ii) all underground storage tanks (whether or not in use by Company), and the capacity and contents of such tanks, located on property owned or leased by Company are identified in
Exhibit 4.23, (iii) except as set forth in Exhibit 4.23, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Company, and (iv) except as set forth in Exhibit 4.23, no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by the Company.

         (f) Environmental Indemnification. Notwithstanding anything contained herein to the contrary, Company's and Shareholder's indemnification obligations pursuant to this Section shall be deemed to include any and all Losses sustained by, imposed on, incurred by, or accrued against Buyer, the Company, their Affiliates, and their respective stockholders, directors, officers, employees, agents, representatives, successors and assigns, as a result of any representations or warranties being in any way untrue or misleading when made or as of the Closing Date.

         (g) No Violation of Environmental Laws.The business of the Company as currently being conducted does not violate any applicable law or regulation relating to pollution, the environment, human safety and health, transportation or the production, storage, labeling or disposition of Wastes (as hereinafter defined). The Company has not (and to the Company's or Shareholder's Knowledge no other Person has) placed, held, located, stored, buried, dumped, disposed, spilled or released any Materials of Environmental Concern on, beneath or about any of the properties used, owned or leased by the Company. The Company has not received any written notice from any governmental agency or private or public entity advising it that it is responsible for or potentially responsible for corrective action or investigation or response costs with respect to a release, a threatened released or clean up of Wastes and has no reason to believe that such notice may be forthcoming.

4.24     REPRESENTATIONS OF THE SHAREHOLDER

The Shareholders represents and warrants to Buyer as follows:

         (a) This Agreement constitutes the legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms. The Shareholder has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

         (b) Except as set forth in Exhibit 4.24, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Shareholder may be subject;

                  (iii) require the Shareholder to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance or any of the Contemplated Transactions.

4.25     COMPLIANCE WITH SECURITIES ACT

Shareholder warrants that the transfer of the Shares will be made in accordance with the Securities Act and all regulations promulgated thereunder and all applicable state securities laws. Shareholder will make all filings and pay all fees required to effect the transfer of the Shares.

4.26     YEAR 2000 DISCLOSURE

"Year 2000 Compliant" shall mean that an asset shall not cease to operate, function properly, or properly process information because of an inability to recognize the date "1/1/00" as January 1, 2000, or to process information such as credit card information bearing the date "1/1/00". The Company has developed the Compliance Plan as set forth on Exhibit 4.26. The Company's status report is attached as Exhibit 4.26.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER

5.1      ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Delaware.

5.2      AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. Buyer, subject to the consents set forth in Exhibit 5.2(b), has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

         (b) Except as set forth in Exhibit 5.2(b), neither the execution and delivery of this Agreement by Buyer, nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i)   any provision of the Organizational Documents of Buyer;

                  (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                  (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Exhibit 5.2(b), Buyer is or will not be required to obtaining any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.3      CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Buyer, no such Proceeding has been Threatened.

5.4      BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Company and the Shareholder harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

6.       COVENANTS OF THE SHAREHOLDER AND THE COMPANY PRIOR TO
         CLOSING DATE

6.1      ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, the Shareholder will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request. All due diligence activities will be cleared through the Company's designated representatives or legal counsel and a high degree of care will be exercised by Buyer and its representatives to avoid disclosure of the proposed transaction or cause for concern by employees, customers or suppliers of the Company as a result of such due diligence activities.

6.2      OPERATION OF THE BUSINESSES OF THE COMPANY

         (a) Between the date of this Agreement and the Closing Date, the Shareholder will, and will cause the Company to:

                  (i) conduct the business of the Company only in the Ordinary Course of Business except as otherwise expressly agreed by Buyer;

                  (ii) use its Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

                  (iii) confer with Buyer concerning operational matters of a material nature; and

                  (iv) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

6.3    CONSTRUCTION OF NEW STORES

         (a) Shareholder shall, and shall cause the Company to continue to construct, fixture and stock the Company's New Stores in accordance with the construction budgets, plans and timetables attached hereto as Exhibit 6.3. Shareholder and the Company shall use their Best Efforts to complete the construction of, fully stock and open the New Stores for business prior to the Closing Date of the Contemplated Transactions.

         (b) If, as of the Closing Date, either of the New Stores is not yet open for business, Shareholder shall, as to the unopened New Stores, assume the supervisory responsibility for and shall reimburse Buyer for the cost of (i) completing the construction of all planned leasehold improvements and installation of all planned equipment and fixtures, as reflected in the budget attached hereto as Exhibit 6.3,, (ii) fully stocking the New Store with all required inventory necessary to operate the New Store in the same manner as the Stores already operating, and (iii) obtaining all permits, licenses, approvals and other items required to commence operations at the New Stores in accordance with the plans and specifications, including but not limited to any permitting fees, tap or utility connection fees, development fees and licensing fees. All outstanding invoices or obligations for costs incurred to the Closing Date and remaining unpaid for design, construction, permitting, fixturing and stocking with inventory of the New Stores shall be paid by Buyer, and the Shareholder shall reimburse Buyer weekly for invoices paid by Buyer in the previous week. If Shareholder fails to timely reimburse Buyer for such amounts paid by Buyer, Buyer may, on notice to the Shareholder, offset the amounts paid against the principal balance of the Assumed Note

         (c) The parties acknowledge that certain of the Company's personnel are currently responsible for supervising and constructing improvements to the New Stores. From the day following the Closing Date until the New Stores are opened and all punch list items (as defined below) are corrected to the reasonable satisfaction of Buyer, the Shareholder shall appoint a project director employed and paid by Shareholder. To the extent such project director utilizes Company personnel after the Closing, Shareholder shall reimburse the Company for all costs (including benefit costs) directly related to one such Company employee. To the extent Buyer receives invoices after the Closing Date for completion of the construction of the New Stores, such invoices shall be forwarded for review by the Shareholder's project director and authorized for payment according to the invoice terms by Buyer. The Shareholder shall immediately reimburse Buyer on a weekly basis for all such approved invoices paid by Buyer in the previous week. If Shareholder fails to timely reimburse Buyer for paid New Store invoices, Buyer may offset unpaid amounts against the principal balance of the Assumed Note.

         (d) If Shareholder fails to turn the New Stores over to Buyer, fully fixtured, stocked and ready for business, on or before August 1, 1999, Buyer may complete the construction, fixturing, stocking and permitting of the New Stores and obtain reimbursement from Shareholder of all amounts expended by Buyer, together with a 10% management fee based on the cost of the unfinished portion of the work required to open the New Store, within 10 days after presentation of an invoice to Shareholder.

         (e) Shareholder and the Company represent and warrant, as of all periods prior to the Closing Date, and Shareholder represents and warrants to Buyer (to the extent that either of the New Stores is not opened prior to the Closing date) for all periods after the Closing Date, that (i) the New Stores shall be completed in accordance with all applicable Legal Requirements, (ii) when completed, the New Stores shall be in compliance in all material respects with the plans and specifications attached hereto as Exhibit 6.3, (iii) all Persons supplying materials and services for the New Stores shall be paid in full at the completion of the work provided by such Persons, (iv) the New Stores shall be free of all liens and encumbrances, including mechanics and materialmens' liens, and the Shareholder shall, within five days after notice of the filing of any lien against the property underlying the New Stores, pay all amounts due or obtain a bond, in amount and form satisfactory to Buyer, sufficient to release the lien. The Shareholder shall, at its expense, defend the Company and Buyer, using counsel reasonably satisfactory to Buyer, against any suit brought by any party relating to sums owed for work performed on the New Stores, and (v) when completed, the New Stores shall be in good condition and repair, that each New Store shall have a full inventory of goods for sale and supplies used in the operations of the New Store, and all inventory of goods for sale therein shall be usable and saleable in the Ordinary Course of Business and not damaged or out of code. At such time as the New Stores are completed (whether prior to or after the Closing date), Shareholder shall notify Buyer of the completion, and the parties shall perform a walk through with the Company's construction personnel and a Representative of Shareholder, at which time the parties shall identify "punch list" items to be corrected or completed. Shareholder shall, and shall cause the Company (if prior to Closing) to correct or complete all punch list items within 15 days following the walkthrough.

6.4      NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company and the Shareholders will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
4.11 or 4.15 is likely to occur.

6.5      REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, the Shareholder will, and will cause the Company to at Shareholder's expense, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, the Shareholder will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Exhibit 4.1 (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act). The parties shall each bear one-half of the filing fees under the HSR Act.

6.6      NOTIFICATION

Between the date of this Agreement and the Closing Date, the Company and the Shareholder will promptly notify Buyer in writing if the Shareholder or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company's or the Shareholder's representations and warranties as of the date of this Agreement, or if the Shareholder or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Exhibits if the Exhibits were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Buyer a supplement to the Exhibits specifying such change. During the same period, the Company will promptly notify Buyer of the occurrence of any Breach of any covenant of the Company or Shareholder in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 8 impossible or unlikely.

6.7      NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 10, the Shareholder will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company except with the prior consent of Buyer.

6.8      BEST EFFORTS

Between the date of this Agreement and the Closing Date, the Shareholder and the Company will use their Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.

7.       COVENANTS OF BUYER PRIOR TO CLOSING DATE

7.1      APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will cooperate with the Shareholder at Shareholder's expense with respect to all filings that the Shareholder is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with the Shareholder in obtaining all consents identified in Exhibit 4.1; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.
The parties shall each bear one-half of the filing fees under the HSR Act.

7.2      BEST EFFORTS

Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.

7.3      NOTIFICATION

Between the date of this Agreement and the Closing Date, the Buyer will promptly notify the Company and Shareholder in writing if the Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of the Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Exhibits if the Exhibits were dated the date of the occurrence or discovery of any such fact or condition, the Buyer will promptly deliver to Company and the Shareholder a supplement to the Exhibits specifying such change. During the same period, the Buyer will promptly notify the Company and the Shareholder of the occurrence of any Breach of any covenant of the Buyer in this
Section 7 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 impossible or unlikely.

7.4      RELEASE OF CERTAIN GUARANTEES

At or prior to closing, Buyer shall use its reasonable efforts to obtain releases of the Shareholder from any guarantees which it may have entered into with respect to obligations of the Company, and if unable to obtain the release of the Shareholder, the Buyer agrees to indemnify it from any claim arising from circumstances after the Closing with respect to such guarantees.

8.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligations to consummate the Contemplated Transactions and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1      ACCURACY OF REPRESENTATIONS

All of the representations and warranties of the Company and the Shareholder in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Exhibits unless specifically accepted by Buyer.

8.2      THE COMPANY'S AND SHAREHOLDER'S PERFORMANCE

         (a) All of the covenants and obligations that the Company or the Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of the covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         (b) Each document required to be delivered pursuant to Section 3 must have been delivered or contemporaneously delivered at the Closing.

8.3      CONSENTS

Each of the Consents identified in Exhibit 4.1(b) and 5.2(b) must have been obtained and must be in full force and effect.

8.4      ADDITIONAL DOCUMENTS

Shareholder and the Company must have caused to be delivered to the Buyer such certificates as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of the Company's and the Shareholder's representations and warranties, (ii) evidencing the performance by the Company and the Shareholder of, or the compliance by the Company and the Shareholder with, any covenant or obligation required to be performed or complied with by the Company and the Shareholder, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any Contemplated Transactions.

8.5      NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (excluding any such proceeding where a material adverse effect against the Buyer or any affiliate is remote) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions or
(c) that would, if resolved against the Company, have a material adverse impact on its assets or operations as a whole on the operations of any Store.

8.6      NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the consideration payable for the Shares pursuant to the Contemplated Transactions.

8.7      NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body after the date of this Agreement.

8.8      AMENDMENT TO LEASES, CONSENTS AND ESTOPPEL CERTIFICATES

On or prior to the Closing Date, the Company's Landlords for each of the Stores shall have executed (a) consents, in form and content satisfactory to Buyer, to the assignment of the leases to Buyer, where such consent is required for the assignment by operation of law of the leases for the Stores, and (b) Estoppel Certificates as to the Company's performance and the obligations under each of the leases for the Stores, each in form satisfactory to Buyer.

8.9      SATISFACTION WITH INVESTIGATION

         (a) On the basis of investigations performed by Buyer of information made available to Buyer to such date, Buyer shall be satisfied, as of April 28, 1999, as to the business, financial condition and liabilities of the Company, that the Exhibits and Schedules are true and correct and that the Company's and Shareholder's representations and warranties are true and correct.

         (b) After April 28, 1999, Buyer shall, on the basis of further investigations conducted by Buyer of additional information made available to Buyer or supplements made to the Schedules and Exhibits attached hereto after April 28, 1999, be satisfied that such new information or supplements to the Schedules and Exhibits does not create or evidence a previously undisclosed material adverse impact on the business, financial condition and liabilities of the Company, or a material misrepresentation or omission in the Company's or Shareholder's representations and warranties.

         (c) Completion of the investigations described above shall not constitute a waiver by Buyer of any facts or circumstances affecting the Company's and Shareholder's representation or warranties in this Agreement or preclude or stop Buyer from asserting any failure or breach of any such representations or warranties based upon facts or circumstances that come to Buyer's attention within the period set forth herein or from pursuing any other rights or remedy granted to Buyer by this Agreement or law or equity.

         (d) For purposes of the foregoing provisions only, a "material adverse impact" shall be any impact which in the aggregate results in liabilities to or an impact on the Company's financial condition, assets, business or results of operations of $150,000 or more.

8.10     STATUS OF TITLE

         (a) As a condition precedent to the obligation of Buyer to complete the Contemplated Transaction and subject to the other provisions of this Agreement,
(i) Shareholder shall have good and marketable title to the Shares, free and clear of all liens and encumbrances, and (ii) the Company shall have good and marketable title to all of its assets, free and clear of liens and encumbrances, except as disclosed to and accepted by Buyer, other than sales and use taxes, ad valorem, personal property and real estate taxes.

         (b) Shareholder shall deliver to Buyer, at Buyer's cost and expense, the following as evidence of the Company's good and marketable title to its assets, all such items to be delivered at least 10 days prior to the Closing:
(1) a lien search under the Uniform Commercial Code under the Company's name and all trade names, D/B/As, business names or assumed names used by the Company now or in the past five years, all of which are listed on Exhibit 8.10, (2) federal and state tax lien searches, and (3) such other lien or title searches as Buyer may reasonably request. In the event that Buyer determines that defects to title to the Assets exist, Buyer shall give written notice to Shareholder of such defects, and Shareholder shall have 15 days from the date of such notice to cure such defects to Buyer's satisfaction (and the Closing shall be delayed to 5 days after the expiration of the cure period).

         (c) Shareholder shall deliver to Buyer, at least 20 days prior to Closing and at Buyer's expense, a title commitment in Buyer's name on all real property owned by the Company, together with copies of all documents shown as exceptions to title.

8.11     RISK OF LOSS

         (a) If between the date of this Agreement and the Closing, any of the Stores are (i) materially damaged or destroyed by fire or other casualty, or by vandalism, or (ii) the replacement value of the destroyed assets is more than $100,000 and no insurance coverage exists, then Buyer shall have the right to terminate this Agreement upon written notice to the Company. The Company shall promptly notify Buyer of any such occurrence.

         (b) If between the date of this Agreement and the Closing a material portion of the Company's assets are damaged or destroyed and Buyer does not terminate the Agreement under (a) above, the Purchase Price shall be reduced by the value of the asset, unless the Company shall receive prior to Closing insurance proceeds in an amount sufficient to cover replacement of such damaged asset with an item or equal or better quality (including any deductibles payable under the policy). If such insurance proceeds are not received before Closing or do not cover replacement as described herein, Buyer shall deduct any additional amounts needed to replace the asset from the Purchase Price hereunder. If Buyer deducts any such sum from the Purchase Price because insurance proceeds are not received prior to the closing, then Buyer will pay over to Shareholder the insurance proceeds when and if received. Shareholder and the Company shall cooperate with Buyer in collecting any insurance proceeds.

8.12     DIRECTOR CONSENT

The Board of Directors of Buyer shall have approved the transaction and this Agreement.

9.       CONDITIONS PRECEDENT TO THE COMPANY'S AND SHAREHOLDER'S OBLIGATION TO
         CLOSE

The Company's and Shareholder's obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company and Shareholder at the Closing is subject to the satisfaction, at or prior to the Closing, each of the following conditions (any of which may be waived by the Company and Shareholder in whole or in part):

9.1      ACCURACY OF REPRESENTATIONS

All of the representations and warranties of Buyer in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.2      BUYER'S PERFORMANCE

         (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 3 or contemporaneously delivered at the Closing.

9.3      CONSENTS

Each of the Consents identified in Exhibit 4.1(b) must have been obtained and must be in full force and effect.

9.4      ADDITIONAL DOCUMENTS

Buyer must have caused the following documents to be delivered to the Company or the Shareholder such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this
Section 9, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

9.5      NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against the Company or the Shareholder, or against any Person affiliated with the Company or the Shareholder, any Proceeding (excluding any such proceeding where a material adverse effect against the Company or the Shareholder is remote) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

10.      TERMINATION

10.1     TERMINATION EVENTS

This Agreement may, by written notice given prior to or at the Closing, be terminated:

         (a) by either Buyer or the Company or Shareholder if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured;

         (b) (i) by Buyer if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by the Shareholder, if any of the conditions in
Section 9 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Shareholder to comply with their obligations under this Agreement) and the Shareholder has not waived such condition on or before the Closing Date;

         (c)      by mutual consent of Buyer, Shareholder and the Company; or

         (d) by either Buyer or Shareholder if the Closing has not occurred (other than through the failure of any party or Related Party of such party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 15, 1999, or such later date as the parties may agree upon.

10.2     EFFECT OF TERMINATION

Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1 all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 12.1, 12.3, and 12.5 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

11.      INDEMNIFICATION; REMEDIES

11.1     SURVIVAL

All representations, warranties, covenants, and obligations in this Agreement, the Exhibits, the supplements to the Exhibits, the certificate delivered pursuant to Section 3.4(a)(v) and Section 3.4(a)(vi) and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

11.2     INDEMNIFICATION AND PAYMENT OF ACTUAL DAMAGES BY THE COMPANY AND
         SHAREHOLDER

The Company and Shareholder (prior to Closing) and the Shareholder (for indemnification of claims after Closing), will indemnify and hold harmless Buyer, and its respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of Actual Damage arising, directly or indirectly, from or in connection with:

         (a) any Breach prior to Closing of any representation or warranty made by the Company or Shareholder in this Agreement (without giving effect to any supplement to the Exhibits unless specifically agreed to by Buyer), the Exhibits, the supplements to the Exhibits, or any other certificate or document delivered pursuant to this Agreement;

         (b) any Breach after the Closing of any representation or warranty made by the Company or Shareholder in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Exhibits, other than any such Breach that is disclosed in a supplement to the Exhibits and is expressly identified in the certificate delivered pursuant to Section 3.3(a)(v) and specifically waived by Buyer;

         (c) any Breach by Shareholder or the Company of any covenant or obligation of such parties in this Agreement;

         (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

         (e) any Actual Damages resulting from (i) any legend or other reference to any purported Encumbrance appearing upon any certificate representing equity securities of the Company; (ii) any failure of the Shares to have been duly authorized and validly issued or be fully paid and nonassessable or, (iii) any securities violation relative to the authorization, issuance or transfer of the Shares of the Company.

         (f) the amount of any Actual Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with the Environmental Matters set forth in Section 4.23 and Exhibits.

The remedies provided in this Section 11.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

11.3     INDEMNIFICATION AND PAYMENT OF ACTUAL DAMAGES  BY BUYER

Buyer will indemnify and hold harmless the Shareholder, and will pay to the Shareholder the amount of any Actual Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions. The remedies provided in this Section 11.3 will not be exclusive of or limit any other remedies that may be available to the Shareholder.

11.4     TIME LIMITATIONS

If the Closing occurs, the Shareholder will not have any liability (for indemnification or otherwise) with respect to any representations or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before two years after the date of Closing (except for tax issues the time limit shall be the period of limitations for assessment for federal and state income tax purposes, without extensions), Buyer notifies the Shareholder of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before one year from the date of Closing (except for tax issues the time limit shall be the period of limitations for assessment for federal and state income tax purposes) the Shareholder notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Shareholder.

11.5     LIMITATIONS ON AMOUNT - THE COMPANY, AND THE SHAREHOLDER

The Company or the Shareholder will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b), clause (c) or clause (e) of Section 11.2 until the aggregate total of all Actual Damages with respect to such matters exceeds $75,000, and then only for the amount by which such Actual Damages exceed $75,000. To the extent the aggregate Actual Damages of all such matters exceeds a $6,000,000 aggregate ceiling, the Company and the Shareholder will have no obligation to indemnify the Buyer for amounts in excess of $6,000,000. However, this Section 11.5 will not apply to any Breach of any of the Shareholder's or the Company's representations and warranties of which Shareholder or Company had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by the Shareholder or Company of any covenant or obligation, and the Shareholder (prior to or after Closing) and the Company (prior to Closing) will be liable for all Actual Damages with respect to such Breaches. No limits or minimum amounts shall apply to a breach of the representation and warranties with respect to the matters described in 11.2(d) or 11.2(f), or to reimbursement amounts due to Buyer under Section 6.3 above, or the amounts which Buyer is entitled to offset against the Assumed Note under the terms of this Agreement.

11.6     LIMITATIONS ON AMOUNT - BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 11.3 until the total of all Actual Damages with respect to such matters exceeds $75,000, and then only for the amount by which such Actual Damages exceed $75,000. However, this
Section 11.6 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Actual Damages with respect to such Breaches. To the extent the Actual Damages of all such matters exceeds a $6,000,000 aggregate ceiling, Buyer will have no obligation to indemnify the Shareholder or the Company for amounts in excess of $6,000,000.

11.7     PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS

         (a) Promptly after receipt by an indemnified party under Section 11.2 or 11.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

         (b) If any Proceeding referred to in Section 11.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to any indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding and shall pay all costs and fees incurred by the indemnified party in defending such claim.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

12.      GENERAL PROVISIONS

12.1     EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Shareholder and Buyer will each pay the one-half of HSR Act filing fee. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2     PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines in consultation with Shareholder. Unless agreed to by all parties in advance or required by Legal Requirements, prior to the Closing each party shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than its Representatives. The Shareholder and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3     CONFIDENTIALITY

         (a) Between the date of this Agreement and the Closing Date, Buyer, the Company and the Shareholder will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, Shareholder and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the contemplated Transactions, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

         (b) If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. In addition, all information regarding the Company provided to or which may be provided to Buyer or its representatives will be governed by the terms of the Confidentiality Agreement dated March 8, 1999 by and between Buyer and the Company.

         (c) After the Closing Date, the parties shall maintain as confidential the terms of this Agreement, except as required to be disclosed or deemed necessary by either party's legal counsel or as required or deemed necessary in connection with legal proceedings.

         (d) Neither party shall make any public statements or release any information regarding the Contemplated Transaction or the terms of this Agreement without the prior review by and consent of the other party. Notwithstanding the foregoing, Shareholder and the Company agree that Buyer may announce the execution of this Agreement with Buyer's regular quarterly press release on April 28, 1999.

12.4     NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  The Company:              Natures Fresh Northwest, Inc.
                                            3008 S. E. Division Street
                                            Portland, OR  97202-1451
                                            Attention:  President
                                            Facsimile No.  503-233-4349

                  The Shareholder:          General Nutrition, Incorporated
                                            300 Sixth Avenue
                                            Pittsburgh, PA  15222
                                            Attention:  Chief Legal Officer

                  Buyer:                    Wild Oats Markets, Inc.
                                            3375 Mitchell Lane
                                            Boulder, CO  80301
                                            Attention:  General Counsel

12.5     ARBITRATION, RESOLUTION OF DISPUTES

         (a) Policy - Mediation. The parties hope there will be no disputes arising out of their relationship. To that end, each commits to cooperate in good faith and to deal fairly in performing its duties under this agreement in order to accomplish their mutual objectives and avoid disputes. But if a dispute arises, the parties may, upon the agreement of all parties, resolve all disputes by the following alternate dispute resolution process: (a) the parties will seek a fair and prompt negotiated resolution, but if this is not successful, (b) all disputes shall be resolved by binding arbitration, provided that during this process, (c) at the request of either party made not later than seventy-five
(75) days after the initial arbitration demand, the parties will attempt to resolve any dispute by nonbinding mediation (but without delaying the arbitration hearing date). The parties recognize that negotiation or mediation may not be appropriate to resolve some disputes and, in such disputes, agree that either party may proceed with arbitration without negotiating or mediating. The parties confirm that by agreeing to this dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury.

         (b) Binding Arbitration. Any claim between the parties, including but not limited to those arising out of or in relation to this agreement and any claim based on or arising form an alleged tort, shall be determined by arbitration in Portland, Oregon commenced in accordance with the then existing Commercial Arbitration rules of the American Arbitration Association (AAA); provided that the total award by a single arbitrator (as opposed to a majority of the arbitrators) shall not exceed $250,000, including interest, attorneys' fees and costs. If either party demands a total award greater than $250,000 there shall be three (3) neutral arbitrators. If the parties cannot agree on the identity of the arbitrator(s) within ten (10) days of the arbitration demand, the arbitrator(s) shall be selected by the administrator of the AAA office in Portland Oregon from its Large, Complex Case Panel (or have similar professional credentials). Each arbitrator shall be an attorney with at least fifteen (15) years' experience in corporate law. All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder.

         (c) Procedures. The arbitration shall be conducted in accordance with the AAA Corporate Arbitration Rules with Expedited Procedures, in effect on the date hereof, as modified by this agreement. There shall be no dispositive motion practice. As may be shown to be necessary to ensure a fair hearing, the arbitrator(s) may authorize limited discovery; and may enter pre-hearing orders regarding (without limitation) scheduling, document exchange witness disclosure and issues to be heard. The arbitrator(s) shall not be bound by the rules of evidence or of civil procedure but may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator(s) may determine to be appropriate. The parties intend to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

         (d) Hearing - Law - Appeal Limited. The arbitrator(s) shall take such steps as may be necessary to hold a private hearing within one hundred twenty
(120) days of the initial demand for arbitration and to conclude the hearing within three (3) days; and the arbitrator(s)'s written decision shall be made not later than fourteen (14) calendar days after the hearing. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator(s) may for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim. In making the decision and award, the arbitrator(s) shall apply the applicable substantive law of the State of Oregon without regard to its conflict of laws provisions. Absent fraud, collusion, willful misconduct or mistake of law by an arbitrator, the award shall be final, and judgment may be entered in any court having jurisdiction thereof. The arbitrator(s) may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys' fees and costs to the prevailing party but shall not have the power to award punitive or exemplary damages. The decision and award of the arbitrators need not be unanimous; rather, the decision and award of two arbitrators shall be final.

         (e) Provisional Remedies. Pending selection of the arbitrator(s), either party may request the AAA to appoint unilaterally an arbitrator for the limited purpose of awarding temporary or preliminary relief. This award may be immediately entered in any federal or state court having jurisdiction over the parties even though the decision on the underlying dispute may still be pending. Once appointed, the arbitrator(s) may, upon request of a party, issue a superseding order to modify or reverse such temporary or preliminary relief or may confirm such relief pending a full hearing on the merits of the underlying dispute. Any such initial or superseding order of temporary or preliminary relief may be immediately entered in any federal or state court having jurisdiction over the parties even though the decision on the underlying dispute may remain pending. Such relief may be granted by the arbitrator(s) only after notice to and opportunity to be heard by the opposing party unless the party applying for such relief demonstrates that its purpose would be rendered futile by giving notice.

12.6     FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.7     WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand no one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8     ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all parties.

12.9     DISCLOSURE EXHIBITS

In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits (other than an exception expressly set forth as such in the Exhibits with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.10    ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.11    SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.12    SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances required. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.13    TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.14    GOVERNING LAW

This Agreement will be governed by the laws of the State Oregon without regard to conflicts of laws principles.

12.15    COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                    THE COMPANY:
WILD OATS MARKETS, INC.                   NATURE'S FRESH NORTHWEST, INC.


By:___________________________            By: -----------------------------
Its:____________________________          Its:   President



THE SHAREHOLDER:
GENERAL NUTRITION, INCORPORATED


By:__________________________
Its: __________________________

                                 EXHIBIT 1.1(a)

                 Attached to the Stock Purchase Agreement among
                     Nature's Fresh Northwest, Inc., General
                      Nutrition, Incorporated and Wild Oats
                                  Markets, Inc.

                      SENIOR SECURED MULTIPLE ADVANCE NOTE
                                 SENIOR SECURED
                              MULTIPLE ADVANCE NOTE


$25,000,000 Maximum                                     Pittsburgh, Pennsylvania
                                                                February 1, 1997

         For valuable consideration, receipt and sufficiency of which are hereby acknowledged, NATURE'S FRESH NORTHWEST, INC., a Delaware corporation whose principal business address is 3008 S.E. Division Street, Portland, Oregon 97202 ("Maker") hereby promises to pay to the order of GENERAL NUTRITION, INCORPORATED, a Pennsylvania corporation whose principal business address is 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222 ("Payee") on demand (the "Maturity Date"), the amounts of all advances made by Payee to Maker under this Note, which will not exceed the sum of TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000).

         Maker also promises to pay interest on the unpaid principal from the date such sum is loaned to Maker until such sum is repaid, at a variable rate per annum equal to the rate announced to Maker at the end of each of Payee's fiscal year quarters by Payee as its Blended Rate (the "Blended Rate") plus one-eighth of one percent per annum. Notwithstanding the interest rates described above, from and after the occurrence of any Event of Default, this Note will, at Payee's election, bear interest at a rate equal to five percent per annum above the Blended Rate. The Blended Rate is Payee's calculation of its external cost of borrowing funds during a particular period, and Payee's calculation of the Blended Rate in effect for a particular period shall be conclusive and binding upon Maker. The Blended Rate is not normally the lowest rate at which Payee borrows funds. Each and every change in the interest rate under this Note resulting from a change in the Blended Rate will become effective on the date such change is announced by Payee. Interest with respect to the Blended Rate will be calculated on the basis of a year deemed to consist of 365 days.

         Maker understands that any late payment of any sum due under this Note will cause Payee to incur additional costs and expenses and damages due to the loss of use of the money that is past due. Accordingly, if any payment is not received by Payee within ten days after it is due, Maker shall pay on demand a late fee equal to five percent (5%) of any overdue amount. Payee may collect the late fee without prejudice to Payee's rights to collect any other amounts due under this Note or to declare an Event of Default.

         Nothing in this Note will be deemed to establish or require the payment of interest in excess of the maximum rate permitted at any time by applicable law. If the rate of interest required to be paid under this Note at any time exceeds the maximum rate permitted by applicable law, the rate of interest required to be paid under this Note will be automatically reduced to the maximum rate permitted by law.

         Absent manifest error, the amounts due under this Note will be the amounts reflected on Payee's books and records. Payee may, at its option, from time to time, record advances by Payee and payments of principal and interest by Maker on Schedule A attached hereto or on any continuation of Schedule A. Schedule A, in the absence of manifest error, will constitute prima facie evidence of the accuracy of the information contained in Payee's books and records.

                  This Note will be paid as follows:

1.Maker will make quarterly payments of interest only, in arrears, within ten days following Maker's written notice to Payee of the Blended Rate in effect for the immediately preceding fiscal year quarter, with the first of such fiscal year quarters ending on April 26, 1997; and

                  2. In addition to the preceding, Maker will pay the full principal balance and all accrued interest and other sums due under this Note at any time upon Payee's demand.

         All payments will be made in lawful money of the United States of America. All payments will first be applied to interest, then to any expenses or fees payable to Payee in connection with this Note, before application to principal.

         Payment of this Note is secured by, among other collateral, a security interest pursuant to a Security Agreement dated contemporaneously with this Note, and by any other collateral granted to Payee by Maker prior to, contemporaneously with or subsequent to the date of this Note. The above described Security Agreement and any other similar agreements are referred to collectively as the "Loan Documents".

         At the election of Payee, the entire principal balance of this Note, together with all accrued interest and all other sums due under this Note, will become immediately due and collectible, without notice or demand, upon the occurrence of any default of any obligation by Maker pursuant to this Note or any Event of Default under any of the Loan Documents.

         Maker hereby waives presentment, demand, notice of nonpayment, and all other notices and acts to which Maker might otherwise be entitled under applicable law.

         No delay or omission on the part of Payee in the exercise of any right or remedy, whether before or after any Event of Default, will operate as a waiver of such right or remedy or impair Payee's right to fully and strictly enforce such right or remedy and every other provision of this Note. No waiver on one or more than one occasion will operate as a waiver of any right or remedy on any future occasion.

         Maker agrees to pay all costs of collection, including reasonable attorney fees and disbursements, incurred by Payee in connection with any failure by Maker to pay any sum when due under this Note or any other Event of Default, whether or not legal proceedings are instituted. If any legal proceeding is instituted by Payee to collect any sum payable under this Note, Maker will pay Payee's costs, disbursements and reasonable attorney fees in such proceeding and in any appeal.

         MAKER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS NOTE, WHETHER NOW OR HEREAFTER EXISTING, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. MAKER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.

         This Note will be binding upon Maker and upon its successors and assigns, and will inure to the benefit of Payee and its successors and assigns, including but not limited to any surviving company in any merger involving Payee or any acquiror of all of Payee's voting stock. This Note will be fully assignable by Payee without Maker's consent.

         This Note will be governed, interpreted and enforced in all respect in accordance with the laws of the State of Oregon without resort to its choice of law provisions.

         IN WITNESS WHEREOF, Maker has executed this Note as of the date first set forth above.

                  MAKER:     NATURE'S FRESH NORTHWEST, INC.

                             By: ______________________________

                             Its: ______________________________

                               EXHIBIT 3.3(a)(iv)

                 Attached to the Stock Purchase Agreement among
                     Nature's Fresh Northwest, Inc., General
                      Nutrition, Incorporated and Wild Oats
                                  Markets, Inc.

                            NONCOMPETITION AGREEMENT

         This Agreement, dated __________________, 1999, is between Wild Oats Markets, Inc. ("Buyer") and General Nutrition, Incorporated ("Seller").

                                    RECITALS

                  A. Buyer, Seller and Natures Fresh Northwest, Inc. are parties to a Stock Purchase Agreement dated April ___, 1999 (the "Purchase Agreement"), pursuant to which Buyer is purchasing all of the issued and outstanding stock of Natures Fresh Northwest, Inc. which owns the grocery stores or future locations of grocery stores set forth on Attachment 1 hereto (the "Stores").

                  B. As a condition to closing of the stock purchase, the undersigned parties have agreed to provide to Buyer the noncompetition agreement set forth below.

                                    AGREEMENT

                  In consideration of the recitals set forth above and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.        Covenant Not to Compete.

                  (a) Restrictions. In consideration for the execution of the Purchase Agreement, for a period of two years from the date hereof, Seller will not directly or indirectly, on its own account or as a consultant, partner, owner or stockholder of any other firm, partnership or corporation, conduct, engage in, have any interest in a retail grocery business similar to that of Buyer's conducted within the geographic area of the Stores as they exist on the date hereof, nor will Seller in any way directly or indirectly, solicit, divert, take away or interfere with any of the business customers, trade or personnel of the Stores; nor will Seller disparage Buyer or the Company to the suppliers, manufacturers, distributors, wholesalers or other such companies with which Buyer transacts business, provided, however, nothing contained herein shall prevent Seller from owning shares of stock of any such type of corporation, the shares of which are publicly traded on a nationally recognized stock exchange. For purposes of this Agreement, (i) the operation by Seller or its affiliates of a "GNC" or Value Nutrition retail store or Internet store selling vitamins, supplements and other items normally carried in a GNC or Value Nutrition stores,
(ii) the acquisition by Seller of any vitamins and supplements distribution, wholesale or retail business providing goods to Buyer or its competitors, or
(iii) the wholesale or retail sale by Seller or its affiliates in the ordinary course of business of vitamins and supplements, whether under the GNC label, a third party label or a private label, to any retail grocery store in competition with Buyer, shall not constitute a breach of the foregoing restrictions by Seller. Seller shall not, except for the foregoing exceptions in (i), (ii) or
(iii) above, staff, own or operate on its behalf or for the benefit of any third party a vitamin or supplements department in any retail grocery store within the geographic limitations set forth below.

                  (b) Geographic Limitation. The geographic limitation within which Seller shall not compete as set forth in paragraph (a) of this Noncompetition Agreement is within ten miles of the Stores. If the geographic limitation as set forth herein is deemed to be unreasonable, Seller agrees to abide by the maximum limitation decided by a court of competent jurisdiction.

                  (c) Acknowledgments. Seller hereby acknowledges that the terms of this covenant not to compete is a minimum period of time and that the area of restriction is reasonable and necessary in order to protect Buyer.

         2. Remedies. Seller further agrees that damages cannot reasonably compensate Buyer in the event of a violation of this covenant and that it would be difficult to ascertain the lost profits which would be suffered and that, by reason thereof, injunctive relief would be essential for the protection of Buyer. Accordingly, Seller hereby agrees and consents that in the event of any such breach or violation, Buyer may obtain such injunctive relief in order to prevent a continued violation of the terms of this Agreement. Seller agrees that Buyer may obtain a temporary restraining order and temporary and permanent injunctions ex parte against Seller. The foregoing shall not limit Buyer in the pursuit of other remedies it may have, including damages. Said relief, if necessary, may be obtained from the District Court for ____________ County, Oregon, or any other court of competent jurisdiction.

         3. Severability. No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Buyer to take action thereon. It is the desire and intent of the parties that the provisions of the covenant be enforced to the fullest extent permissible under the laws and the applicable public policies of the State of Oregon. Accordingly, the terms of this covenant are determined to be severable, and if any particular portion be adjudicated or determined to be invalid or unenforceable, such determination shall only apply to that portion of the Agreement and the balance of said Agreement shall nevertheless be enforceable to the fullest extent permissible under the laws and public policies applying thereto.

         4. Miscellaneous. (a) This agreement shall be governed by and construed under the laws of the State of Oregon. (b) This agreement shall be binding upon the parties hereto, their successors and assigns. (c) This agreement may not be amended except in writing, signed by all parties hereto. (d) In the event of any breach of this agreement, Buyer may bring an action for enforcement or remedies or both in the District Court of __________ County, Oregon, and Seller agrees to such venue and jurisdiction.

                  Executed this ____ day of _____________, 1999.

SELLER:                                     BUYER:

GENERAL NUTRITION, INCORPORATED     WILD OATS MARKETS, INC.


By:                                 By:

                                  ATTACHMENT 1

 (Attached to the Noncompetition Agreement among Nature's Fresh Northwest, Inc.,
              Wild Oats Markets, Inc. and General Nutrition, Inc.)


BEAVERTON                                       FREMONT (To Relocate)
4000 SW 117th Street                            3449 NE 24th Avenue
Beaverton, OR 97005                             Portland, OR 97212

BOONES FERRY                                    HILLSDALE
17711 Jean Road                                 6344 SW Capitol Highway
Lake Oswego, OR 97035                           Portland, OR 97201

CORPORATE OFFICE                                VANCOUVER
3008 SE Division                                8024 E. Mill Plain Boulevard
Portland, OR 97202                              Vancouver, WA 98664

DIVISION                                        CENTRAL KITCHEN COMMISSARY
3016 SE Division                                5913-5917 North East 80th Avenue
Portland, OR 97202                              Portland, OR 97201


                                  New Locations

LAURELHURST                                     NEW FREMONT
2825 North East Burnside                        3235 North East 15th Avenue
Portland, OR 97214-1831                         Portland, OR 97212

GRESHAM
2077 North East Burnside
Portland, OR 97214-1831

                               EXHIBIT 3.3(a)(vii)

                 Attached to the Stock Purchase Agreement among
                     Nature's Fresh Northwest, Inc., General
                      Nutrition, Incorporated and Wild Oats
                                  Markets, Inc.

                        FORM OF AMENDMENT TO ASSUMED NOTE


                                  AMENDMENT TO
                      SENIOR SECURED MULTIPLE ADVANCE NOTE


This AMENDMENT TO SENIOR SECURED MULTIPLE ADVANCE NOTE (this "Amendment") is made and entered into by and between NATURE'S FRESH NORTHWEST, INC., a Delaware corporation whose principal business address is 3008 S.E. Division Street, Portland, Oregon 97202 ("Maker") and GENERAL NUTRITION, INCORPORATED, a Pennsylvania corporation whose principal business address is 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222 ("Payee"), for the purpose of amending and modifying that certain Senior Secured Multiple Advance Note dated February 1, 1997, made by Maker and delivered to Payee (the "Original Note"). The Original Note, as amended and modified by this Amendment, is referred to as the "Note".

                  NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Maker and Payee agree as follows:

1. Current Balance of Original Note. The Original Note was a multiple advance note for up to Twenty-Five Million and No/100 Dollars ($25,000,000). The current balance of principal, interest, fees, charges, and expenses owed by Maker to Payee pursuant to the Original Note as of the date hereof is Seventeen Million and No/100 Dollars ($17,000,000). Maker under the original Note is entitled to certain offset rights as set forth in the Stock Purchase Agreement dated April 22, 1999 among Maker, Payee and Wild Oats Markets, Inc. Such offset rights shall survive any assignment of the original Note by Payee.

2. Amendment to Opening Paragraph of Original Note. The opening paragraph of the Original Note is hereby amended to read in its entirety as follows:

         For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NATURE'S FRESH NORTHWEST, INC., a Delaware corporation whose principal business address is 3008 S.E. Division Street, Portland, Oregon 97202 ("Maker") hereby promises to pay to the order of GENERAL NUTRITION, INCORPORATED, a Pennsylvania corporation whose principal business address is 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222 ("Payee") the sum of SEVENTEEN MILLION AND NO/100 DOLLARS ($17,000,000), together with interest as specified below.

3. Deletion of Sixth Paragraph of Original Note. The following language, contained in the sixth paragraph of the Original Note, is hereby deleted in its entirety:

         Absent manifest error, the amounts due under this Note will be the amounts reflected on Payee's books and records. Payee may, at its option, from time to time, record advances by Payee and payments of principal and interest by Maker on Schedule A attached hereto or on any continuation of Schedule A. Schedule A, in the absence of manifest error, will constitute prima facie evidence of the accuracy of the information contained in Payee's books and records.

4. Payment of Note. The seventh paragraph of the Original Note (including the subparagraphs numbered 1 and 2) is hereby amended to read in its entirety as follows:

                  This Note will be paid as follows:

                      a. Maker will make quarterly payments of interest only, in arrears, within ten days following Maker's written notice to Payee of the Blended Rate in effect for the immediately preceding fiscal year quarter, with the first of such fiscal year quarters ending on April 26, 1997;

                      b. Maker will pay twenty percent (20%) of the outstanding principal balance, as a principal payment, on or before May 28, 2000 (one year following the Effective Date);

                      c. Maker will pay the remaining balance of principal, on or before November 28, 2000 (eighteen months following the Effective Date); and

d. Notwithstanding any contrary provision of the Note, Maker will pay all accrued interest and any other sums due under this Note on or before November 28, 2000, using the interest rate as calculated for the period between the end of the prior fiscal quarter and the payoff date.

e. Maker shall have the right to prepay, at any time, any sum owing under this Note without penalty or premium.

f. Notwithstanding any contrary provision of the Note, Maker will prepay the full outstanding balance of principal and all accrued interest immediately upon completion of a public offering and sale of securities of Maker, its successors or Wild Oats Markets, Inc., where the proceeds of the offering to the Maker, its successors or Wild Oats Markets, Inc. exceeds the outstanding principal balance and accrued interest under the Note."

5. Amendment to Ninth Paragraph of Original Note. The ninth paragraph of the Original Note is hereby amended to read in its entirety as follows:

         Payment of this Note is secured by, among other collateral, a security interest pursuant to a Security Agreement dated February 1, 1997, a Trust Deed, Assignment of Rents, and Fixture Filing dated February 1, 1997, and two Leasehold Trust Deeds, Assignment of Rents, and Fixture Filings dated August 7, 1998 and January 21, 1999, respectively, and by any other collateral granted to Payee by Maker prior to, contemporaneously with or subsequent to the date of this Note. The above-described Security Agreement, Trust Deed, Leasehold Trust Deeds, and any other similar agreements are sometimes referred to collectively as the "Loan Documents".

6. Effective Date. The effective date of this Amendment is May 29, 1999 the "Effective Date". Nothing in this Amendment shall be deemed to apply to any of the terms or provisions of the Original Note before the Effective Date.

7. No Other Changes. Except as specifically modified by this Amendment, the Original Note remains in full force and effect.

                  IN WITNESS WHEREOF, Maker and Payee have executed this Amendment as of the date first set forth above.


         MAKER:                             NATURE'S FRESH NORTHWEST, INC.

                                                     By:
                                                     Its:



         PAYEE:                             GENERAL NUTRITION, INCORPORATED

                                            By:
                                            Its: